FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302)571-6833
August 8, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302)571-5254
jhernandez@wsfsbank.com

WSFS Financial Corporation Announces Combination with Beneficial Bancorp, Inc.,

Creating the Largest, Premier, Locally-Headquartered Community Bank

for the Greater Delaware Valley

Concurrently executing a technology transformation to secure a competitive advantage and meet fast-changing Customer needs.

WILMINGTON, Del. and PHILADELPHIA, Pa. – WSFS Financial Corporation (NASDAQ: WSFS) and Beneficial Bancorp, Inc. (NASDAQ: BNCL), jointly announced today the signing of a definitive agreement whereby WSFS Financial Corporation (“WSFS”) will combine with Beneficial Bancorp, Inc. (“Beneficial”), in a transaction valued at approximately $1.5 billion. Concurrently with the acquisition, Beneficial Bank, the wholly owned subsidiary of Beneficial, will merge into WSFS Bank, a wholly owned subsidiary of WSFS, creating the largest, premier, locally-headquartered community bank for the Greater Delaware Valley with the sixth-largest deposit market share. With approximately $13 billion in assets and growing, WSFS will be the only bank in the region with distinct market-share advantages, including local market knowledge and decision-making, a full-service product suite, the balance sheet to compete with larger regional and national banks, and most importantly, an ingrained culture of engaged Associates that bring to life WSFS’ mission of We Stand For Service in our daily delivery of stellar Customer experiences.

WSFS Bank and Beneficial Bank share similar histories, missions, heritages and footprints. WSFS Bank was founded as Wilmington Savings Fund Society in Wilmington, Del. in 1832, for working citizens to encourage thrift and to safeguard their savings. Beneficial was founded in 1853 in Philadelphia, Pa., as Beneficial Savings Fund Society to provide a safe and secure place for immigrants to deposit their savings. Both banks offer retail, commercial and mortgage products and each provide specialized solutions that will round out the combined bank’s full service product offerings. WSFS operates from 77 offices, including 60 banking offices, predominantly in Delaware and southeastern Pennsylvania. Beneficial operates from 72 offices, including 61 banking offices, that are predominantly in the City of Philadelphia and neighboring communities in southeastern Pennsylvania and southern New Jersey.

“This is an historic combination,” said WSFS’ Chairman, President and CEO Mark A. Turner, who will become WSFS’ Executive Chairman on January 1, 2019. “As a native Philadelphian and a lifelong resident of the Delaware Valley, I believe this combination provides a compelling opportunity to serve our combined markets as it fills a long-standing gap between big banks and smaller community banks in this market. Together, we are poised and positioned to serve Customers, to capture good market share, to expand the reach of our proven successful business model, and to deliver sustainable high performance for years to come.”

Gerard P. Cuddy, President and CEO of Beneficial said, “We strongly believe there is value in partnering with WSFS and combining the strengths of our institutions. This is a sound decision for Beneficial, our stockholders, our employees and the communities we serve. We are combining with WSFS because it is an established institution with deep roots in the Delaware Valley, shares our values, and has the utmost respect for Beneficial’s legacy.”

“We are excited to be joining WSFS,” added Frank A. Farnesi, Beneficial’s Chairman. “It’s a superior financial services company that has consistently delivered outstanding value to its stockholders. The combination of these two banking franchises will create a financial powerhouse uniquely dedicated to the customers and communities of the Delaware Valley.”

The combination is WSFS’ eighth acquisition since 2010, including traditional banks and other fee-based businesses in southeastern Pennsylvania and Delaware. WSFS’ proven track record of successful integrations, combined with its strong organic growth and purposeful expansion into the greater Delaware Valley, has resulted in the creation of new jobs and significant community and economic investments.

WSFS anticipates consolidating approximately 25% of the combined physical banking offices over the next 12 to 24 months due to geographic overlap, changing Customer needs and optimization opportunities within the network. WSFS plans to reinvest an incremental $32 million, or about 50% of the estimated cost savings from the network optimization, into a five-year transformational investment in technology and delivery systems. The delivery transformation will produce a top-tier physical and digital servicing platform that will significantly enhance customer experiences across all business lines.

“This partnership and our delivery transformation aligns with our Strategic Plan,” said longtime Delaware Valley banker Rodger Levenson, WSFS’ Executive Vice President and Chief Operating Officer who will become President and CEO of WSFS on January 1, 2019. “Our combination with Beneficial creates the ideal opportunity to transform WSFS’ Customer delivery and back office systems that will secure our competitive edge in a fast-changing financial services industry. This combination and the complementary technological investment aligns with WSFS’ proven strategy of accelerating investment spending over the short-term to deliver superior long-term returns for WSFS Owners. Our combined organization, with over 350 years of banking history, better positions us to continue to serve and outperform for all of our constituents, and vaults us past the $10 billion Dodd-Frank threshold in an economical way.”

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, stockholders of Beneficial will receive 0.3013 shares of WSFS common stock and $2.93 in cash for each share of Beneficial common stock. Based on WSFS’ closing price as of August 7, 2018, the per share value equates to $19.61 for Beneficial stockholders.

WSFS expects to incur pre-tax merger and restructuring costs related to both the merger and transformation investments of approximately $146 million and to achieve annual synergies of $68 million per year, once fully phased in by 2021. Approximately $56 million of such synergies, or 37% of Beneficial’s year-to-date 2018 annualized non-interest expense, are anticipated to be derived from non-branch operations and personnel costs, with the balance stemming from both organizations as a part of the delivery transformation initiative. The acquisition is expected to be accretive to WSFS’ earnings per share in the first full year of combined operations, excluding the one-time merger and restructuring costs noted above, and 8% accretive once all synergies are achieved in 2021, generating an internal rate of return (IRR) of approximately 19%. The transaction is expected to close during the first quarter of 2019.

Upon completion of the acquisition, Gerard P. Cuddy, President and CEO of Beneficial, will become Vice Chairman of WSFS Bank and will join the Boards of Directors of WSFS Financial and WSFS Bank along with two mutually agreed upon current directors of Beneficial’s Board.

Boenning & Scattergood, Inc. acted as financial advisor to WSFS and its legal counsel was Covington & Burling LLP. Sandler O’Neill + Partners, L.P acted as financial advisor to Beneficial and its legal counsel was Kilpatrick Townsend & Stockton LLP.

WSFS’ management team and Beneficial’s CEO Gerry Cuddy will host a conference call at 10:00 AM ET on August 8, 2018, to discuss the strategic combination. Interested parties may listen to this call by dialing 1-877-312-5857. Presentation slides for the conference call are available on the Company’s investor relations page at http://investors.wsfsbank.com/events-presentations. A rebroadcast of the conference call will be available one hour after the completion of the conference call, until Saturday, August 18, 2018, by calling 1-855-859-2056 and using Conference ID #9450849.

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About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of June 30, 2018, WSFS Financial Corporation had $7.11 billion in assets on its balance sheet and $19.09 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, Christiana Trust of DE, WSFS Wealth Investments, WSFS Wealth Client Management, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. As of June 30, 2018, Beneficial Bancorp has $5.77 billion in assets on its balance sheet. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 banking offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC, which is a wholly owned subsidiary of Beneficial Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of Beneficial Bank. For more information about Beneficial and Beneficial Bank, please visit www.thebeneficial.com.

Important Additional Information will be Filed with the SEC

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS of Beneficial (the “Proposed Transaction”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. In connection with the Proposed Transaction, WSFS will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of WSFS and Beneficial and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Beneficial may file with the SEC other relevant documents concerning the Proposed Transaction. The definitive Joint Proxy/Prospectus will be mailed to stockholders of WSFS and Beneficial. Stockholders are urged to read the Registration Statement and Joint Proxy/Prospectus regarding the Proposed Transaction carefully and in their entirety when they become available and any other relevant documents filed with the SEC by WSFS and Beneficial, as well as any amendments or supplemental to those documents, because they will contain important information about the Proposed Transaction. Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Beneficial, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Beneficial Bancorp, Inc., Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.

Participants in the Solicitation

WSFS, Beneficial and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Beneficial in respect of the Proposed Transaction. Information about WSFS’ directors and executive officers is available in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 23, 2018, and information regarding Beneficial’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 8, 2018. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS expects its proposed acquisition of Beneficial to have on the combined entity’s operations, financial condition, and financial results, and WSFS’ expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and overall operational efficiencies WSFS expects to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Beneficial) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all, the failure to close for any other reason, changes in WSFS’ share price before closing, that the businesses of WSFS and Beneficial will not be integrated successfully, that the cost savings and any synergies from the proposed acquisition may not be fully realized or may take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Beneficial have business relationships, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of WSFS common stock to be issued in the transaction, the reaction to the transaction of the companies’ customers, employees and counterparties and other factors, many of which are beyond the control of WSFS and Beneficial. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’ Annual Report on Form 10-K for the year ended December 31, 2017, the Annual Report on Form 10-K filed by Beneficial for the year ended December 31, 2017 and any updates to those risk factors set forth in WSFS’ and Beneficial’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Beneficial with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Beneficial or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Beneficial undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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